Exhibit 99.1

              COLLECTORS UNIVERSE ACQUIRES CERTIFIED COIN EXCHANGE

NEWPORT BEACH, Calif., Sept. 6 /PRNewswire-FirstCall/ -- Collectors Universe, Inc. (Nasdaq: CLCT), a leading provider of value-added authentication and grading and other value-added services to dealers and collectors of high-value collectibles, today announced that it has completed its purchase of Certified Coin Exchange (CCE) and a related business for $2.18 million in cash.

CCE is a subscription-based, dealer-to-dealer Internet bid-ask market for third party certified coins with two membership levels. Currently, there are over 125 member firms that get full bid-ask access enabling them to effect coin trades on CCE for a monthly subscription fee of $295. Approximately 275 associate member firms pay $139 per month for basic access, which entitles them to view CCE prices for reference and assistance in up-to-the-minute market price analysis. These new operations will be included in a new subsidiary, Certified Assets Exchange (CAE), and the Company has assigned a current executive, Cassi East, as President.

Michael Haynes, Chief Executive Officer of Collectors Universe commented, "The CCE acquisition represents another step in our strategy to provide a full range of fee-based, diversified services to the market for high value assets. With the bid-ask system of CCE complementing our leading coin authentication and grading services, we can now better take advantage of and monetize our database of information relating to supply and demand in this fragmented market. This acquisition, which we expect to be accretive, also provides the opportunity to extend our services into other markets served by the Company and possibly into new markets we have targeted for expansion."

About Certified Coin Exchange

CCE has been a marketplace in US certified rare coin trading between major coin dealers in the United States since 1990, with similar operations for uncertified coins dating back to the 1960's. The CCE website features over 100,000 bid and ask prices for certified coins at www.certifiedcoinexchange.com and over 11,000 offerings to the retail coin buyer at the Collectors Corner.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added services to the high-end collectibles market. The Company authenticates and grades collectible coins, sports cards, autographs, stamps and currency. The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia and collectible stamps. This information is accessible to collectors and dealers at the Company's web site, www.collectors.com, and is also published in print.

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Forward Looking Information

This news release contains statements regarding our expectations about our future financial performance which are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Our financial performance and business in the future may differ, possibly materially, from our current expectations as set forth in this news release due to a number of risks and uncertainties. Those risks and uncertainties include, but are not limited to: the possibility of changes in general economic conditions or conditions in the collectibles markets, such as a possible decline in the popularity of some high-value collectibles, which could result in reductions in the volume of authentication and grading submissions and, therefore, the fees we are able to generate; a lack of diversity in our sources of revenues and our dependence on coin authentication and grading for a significant percentage of our total revenues, which makes us more vulnerable to adverse changes in economic and market conditions, including declines in the value of precious metals or recessionary conditions, that could lead to reduced coin and other collectibles submissions, with a resultant reduction in our revenues and in our income; our dependence on certain key executives and collectibles experts, the loss of the services of any of which could adversely affect our ability to obtain authentication and grading submissions and, therefore, could harm our operating results; increased competition from other collectibles services companies that could result in reductions in collectibles submissions to us or could require us to reduce the prices we charge for our services; the risk that we will incur unanticipated liabilities under our authentication and grading warranties that would increase our operating expenses; the risk that new service offerings and business initiatives that we may undertake will not gain market acceptance or will increase our operating expenses and or reduce our overall profitability or cause us to incur losses; the risk that our strategy to exit the collectibles sales business and focus substantially all of our resources on our authentication and grading businesses will not be successful in enabling us to improve our profitability over the longer term or to grow our existing businesses or expand into new collectibles or high value asset markets; and. if we grow our business by acquiring any existing or commencing any new authentication and grading businesses, the risks that we will be unable to successfully integrate those businesses into our operations, that those businesses will not gain market acceptance; and that business expansion may result in a costly diversion of management time and resources and increase our operating expenses. Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Prospectus dated February 16, 2005 as filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

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Due to the above-described risks and uncertainties and those described in that
Prospectus, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about future performance based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release.

Contacts:

Mike Lewis                            Brandi Piacente
Chief Financial Officer               Investor Relations
Collectors Universe                   The Piacente Group, Inc.
949-567-1375                          212-481-2050
Email: mlewis@collectors.com          Email: brandi@thepiacentegroup.com